Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of this 2nd day of November, 2011 (the “Effective Date”) by and between Vringo, Inc., a company organized under the laws of the State of Delaware, with a place of business at 44 West 28th Street, Suite 1414, New York, NY 10001, (hereinafter referred to as “Owner”) and ZTE Corporation, a company organized under the laws of P.R. China, with a place of business at Building J,889 Bibo Rd., Zhangjiang Hi-Tech Park, Pudong, Shanghai, P.R. China (hereinafter referred to as “Licensee”).

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	NON-EXCLUSIVE LICENSE. Owner hereby grants to Licensee and its Affiliate, during the Term and pursuant to the terms and conditions of this Agreement, a non-exclusive, non-transferable, worldwide license to copy and embed a generic “Premium” version of Owner’s Facetones mobile application product (the “Application”) in Licensee’s Android mobile handsets, and Licensee agrees, during the Term and pursuant to the terms and conditions of this Agreement, at a minimum, to embed the Application on at least [***] of its Android handsets. “Affiliate” shall mean any entity which, directly or indirectly, Controls, is Controlled by, or is under common Control with Licensee. As used herein, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity through direct ownership of more than 50% of the voting securities of any such entity. Since Licensee’s Affiliates are not contractual parties to this Agreement, Licensee shall be fully responsible for any breach of the terms and conditions of this Agreement by its Affiliates as if such Affiliates executed this Agreement directly with Owner.

2.	TERM. The initial term of this Agreement shall be for a three (3) year period beginning on the Effective Date hereof (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each a “Renewal Term”, and the Initial Term together with all Renewal Terms collectively referred to herein as the “Term”), until terminated by either party at any time after the Initial Term by providing the other party with not less than sixty (60) days prior written notice.

3.	ADVANCE. Licensee agrees to pay Owner a non-recoupable, non-refundable up-front prepayment of USD [***] (the “Advance”), due and payable in full upon Licensee’s shipment of the first [***] Android devices preloaded with the Application.

4.	ROYALTY PAYMENTS. In addition to the Advance payment, Licensee agrees to pay Owner royalty payments (“Royalty Payments”) based on the number of pre-installed devices as follows:

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

Pricing For Premium Generic Version Of The Application

(i)	USD$[***] per pre-installed device for the first [***] devices;
(ii)	USD$[***] per pre-installed device for the next [***] devices; and
(iii)	USD$[***] per pre-installed device for any installation over [***] devices in calendar years 2012 and 2013.

The parties shall negotiate in good faith regarding Royalty Payments after calendar year 2013.

5.	ROYALTY REPORTS. All Royalty Reports shall be in a form and format reasonably approved by Owner (the “Royalty Reports”). Within thirty (30) days from the end of each calendar month, Licensee shall furnish Royalty Reports and make corresponding Royalty Payments to Owner in U.S. Dollars pursuant to Section 4 at Licensee's sole expense. All Royalty Reports shall be sent electronically to Owner at the following email address: josh.wolff@vringo.com. Royalty Reports shall be furnished whether or not any devices have been pre-installed with the Application during the relevant calendar month

6.	METHOD OF PAYMENTS. The Advance, all Royalty Payments, other payments and any applicable interest shall be made payable to Owner utilizing electronic bank transfer paid to:

FC - SILICON VALLEY BANK

3003 TASMAN DRIVE

SANTA CLARA, CA 95054, USA

ROUTING & TRANSIT #:121140399

SWIFT CODE: SVBKUS6S

FOR CREDIT OF: Vringo, Inc.

FINAL CREDIT ACCOUNT #: 3300532133

BY ORDER OF: (Name of Sender)

Wire transfer fees as well as all other bank fees related to any payments required to be made by Licensee under this Agreement shall be the sole expense of Licensee, so that Owner shall receive the full amount of all payments without reduction.

Written confirmation of each electronic transfer and all Royalty Reports and any other reports of payments as required by this Agreement shall be certified as accurate by Licensee's authorized officer, and shall be sent to Owner electronically on or before the due date.

Any past due amount by Licensee shall bear interest at the lesser of: (i) 1.5% per month or (ii) the highest rate allowed by law; which in either case is applicable from the due date until the date of payment.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

7.	TAXES AND DUTIES. All taxes and duties in connection with this Agreement levied by P.R. China on Licensee shall be borne by Licensee. All taxes and duties levied by P.R. China on Owner, in connection with this Agreement, according to the income tax laws of P.R. China and the agreement between P.R. China and the USA for the reciprocal avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income shall be borne by Owner. Licensee is legally obligated to withhold as a withholding agent, the amount of taxes pro-rated to each taxable payment under this Agreement and pay them to the relevant tax authorities of P.R. China. After receiving the tax receipts issued by the relevant tax authorities of P.R. China for the aforesaid withholding taxes, Licensee shall forward and pay them to Owner without delay. All taxes and duties arising outside P.R. China in connection with this Agreement shall be borne by Owner. Any tax levied by a tax jurisdiction outside China shall be borne by Owner. Licensee shall submit to Owner originals of the remittance vouchers and the official receipts evidencing the payment of all taxes. Licensee shall fully cooperate with Owner and provide such documents, information and records as Owner may require in connection with any application by Owner to a relevant tax authority including, without limitation, qualifying Owner for the minimum amount of withholding tax allowable under applicable tax treaties, and the obtaining of a credit for any withholding tax paid in any country from which Royalty Payments and any other payments are being made by Licensee to Owner pursuant to this Agreement.

8.	EXPENSES. Except as otherwise expressly provided herein, all acts, duties, obligations and responsibilities of Licensee under this Agreement shall be at Licensee’s sole cost and expense. No costs of any kind, paid or incurred, directly or indirectly, by Licensee or any person or entity associated with Licensee, or any other activities of Licensee hereunder, shall be recouped, deducted or otherwise charged to Owner or against any amounts owed to Owner under this Agreement.

9.	RECORDS. During the Term of this Agreement and for at least three (3) years thereafter, Licensee shall keep in its possession or under its control accurate records covering all transactions. Such records shall substantiate and support the Royalty Reports submitted to Owner and shall be accurate enough that Owner can re-perform royalty calculations using reasonable and customary accounting procedures to reconcile and confirm the accuracy of all such reports. Records shall include, but not be limited to, correspondence, inventory records, manufacturing records, quality control and approvals, invoices and credit memos, financial information and general ledgers. Records shall be provided in electronic format (CSV, Excel, Access or tabular text format) such that text included in the records is searchable.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

10.	AUDIT. Owner shall have the right to conduct an audit of Licensee not more than once in any twenty-four (24) month period, at Owner’s cost and expense, and make copies of all records listed in Section 9, and to make a physical inventory count of devices pre-installed with the Application in production and/or storage during the Term or following the conclusion of the Term. If the audit reveals an underpayment of Royalty Payments or reveals that devices pre-installed with the Application are not accounted for, Licensee agrees to immediately pay Owner any past due Royalty Payments plus applicable interest. If the audit reveals a royalty underpayment of three percent (3%) or more, Licensee agrees to reimburse Owner for all of its out-of-pocket costs and expenses of the audit for the audited period (in addition to past due Royalty Payments plus applicable interest). Audit information shall only be used for purposes of this Agreement, unless used to judicially enforce obligations of Licensee. The exercise by Owner, in whole or in part, or at any time or times, of the right to inspect or audit records and accounts or of any other right herein granted, or the acceptance by Owner of any Royalty Report, or the receipt or deposit by Owner of any Royalty Payment from Licensee, shall be without prejudice to any other rights or remedies of Owner and shall not stop or prevent Owner from thereafter disputing the accuracy of any such Royalty Report.

11.	TITLE. Licensee acknowledges that the Application (i) is protected by copyright and trade secret rights, (ii) is and shall remain the sole property of Owner and (iii) title and full Ownership rights in the Application are reserved to and shall remain with Owner. Licensee acknowledges Owner’s ownership of the Application, and that all rights therein (including trademark and copyright) and good will attached thereto, belongs exclusively to Owner. Licensee shall not challenge, attack or put in issue the title or any rights of Owner in and to the Application. Licensee covenants that it will never take any action which it knows or has reason to know would threaten to injure the image or reputation of Owner or the Application. Licensee represents and warrants that it shall reproduce all relevant copyright notices on all permitted copies of the Application.

12.	RESERVATION OF RIGHTS. Owner explicitly reserves and retains all rights not expressly granted to Licensee herein.

13.	COMPLIANCE. Licensee’s performance hereunder including, without limitation, embedding of the Application in Licensee’s mobile handsets hereunder shall be conducted in accordance with all applicable laws and regulations.

14.	NOTICE OF INFRINGEMENT. Licensee shall notify Owner promptly in writing of any alleged infringements or imitations by others of Owner’s name, intellectual property, or the Application which come to Licensee’s attention. Licensee shall corporate with Owner to determine what, if any, actions shall be taken on account of any such infringements. Owner shall indemnify Licensee according to section 16 hereunder.

15.	UNAUTHORIZED USE. Licensee acknowledges that the Application possesses special, unique, and extraordinary characteristics, which make difficult the assessment of monetary damages that Owner would sustain by Licensee’s unauthorized use. Licensee recognizes that Owner would suffer irreparable injury by such unauthorized use and agrees that injunctive and other equitable relief is appropriate in the event of a breach of this Agreement by Licensee. Such remedy shall not be exclusive of any other remedies available to Owner, nor shall it be deemed an election of remedies by Owner.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

16.	REPRESENTATION AND WARRANTY. Licensee and Owner each represent and warrant to the other party that it has the full power and authority to enter into this Agreement, to grant the rights granted herein and to perform its obligations hereunder. THE APPLICATION IS PROVIDED "AS IS." ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND WITH REGARD TO THE APPLICATION ARE HEREBY DISCLAIMED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES AS TO ANY RESULTS TO BE OBTAINED BY ANY END-USERS FROM THE USE OF THE APPLICATION.

17.	INDEMNIFICATION. Licensee and Owner shall each indemnify, defend, and hold the other party harmless against all third-party claims or actions, and any liabilities, losses, expenses, damages and costs (including, but not limited to, reasonable attorneys’ fees) related thereto, to the extent same arise out of any breach or alleged breach of Licensee’s or Owner’s, as the case may be, representations, warranties and/or covenants contained in this Agreement. Each indemnified party shall cooperate fully with the indemnifying party in the defense of any claims covered under this Section. Each party claiming a right of indemnification shall give notice to the other party within fifteen (15) days after learning of any claim, but failure to do so in such time period shall only relieve the indemnifying party of its obligations to indemnify to the extent such delay actually prejudices the indemnifying party.

18.	LIMITATION OF LIABILITY. NOTWITHSTANDING ANY CONTRARY PROVISION HEREIN, IN NO EVENT SHALL OWNER BE OR BECOME LIABLE FOR LOST PROFITS, LOST SAVINGS, OR OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY USE OF OR INABILITY TO USE THE APPLICATION OR ANY PORTION THEREOF, REGARDLESS OF WHETHER OWNER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE. Notwithstanding any contrary provision herein, the total aggregate liability of Owner to Licensee for all losses or liabilities arising out of this Agreement, shall be limited to an amount not to exceed the amount of payment from Licensee during the twelve (12) months prior to the date the basis for the claim arose with respect to the actions that are the subject of, or gave rise to, the claim. This limitation of liability shall apply regardless of the form of action, whether in contract, warranty, tort (including negligence), strict liability, or otherwise, and shall apply to any losses or liabilities including, without limitation, losses or liabilities incurred in connection with (i) any use or inability to use the Application or any portion thereof; or (ii) any errors, omissions, delays, or inaccuracies of the Application.

19.	CONFIDENTIALITY. During the Term of this Agreement and for a period of three (3) years after this Agreement expires or is terminated for any reason, neither party, without prior written permission of the other party, shall disclose, reveal, divulge, use or by whatever means make available, except as required to perform its obligations or exercise its rights pursuant to this Agreement, the terms and conditions of this Agreement, information relating to the Application, and information of the other party which was (a) denominated or marked as “confidential” at the time of disclosure, or (b) confirmed in writing as “confidential” within thirty (30) days from an oral disclosure obtained from the other party. Each party hereto may disclose confidential information from the other party to its affiliates subject to all the terms and conditions of this Section.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

The obligations of confidentiality shall not apply to information which:

(i)	is, or subsequently becomes, available to the public through no fault of the receiving party;
(ii)	the receiving party can show was previously known to it at the time of disclosure;
(iii)	is subsequently obtained from a third party who has obtained the information through no fault of the receiving party;
(iv)	is independently developed as evidenced by the written records of the receiving party;
(v)	is disclosed to a third party by the disclosing party without a corresponding obligation of confidence; or
(vi)	is required to be disclosed by the receiving party pursuant to a requirement, order or directive of a government agency or by operation of law subject to prior consultation with the disclosing party’s legal counsel.

20.	NO RIGHT TO ASSIGN. This Agreement and all rights and duties herein are personal to Licensee and are not assignable, in whole or in part, by Licensee without Owner’s prior written consent. Except as provided herein, any grant or attempted grant by Licensee of any assignment of part or all of this Agreement, is prohibited, whether it is voluntary or involuntary, by merger, consolidation, dissolution, operation of law, sublicense, subcontract, or any other act of Licensee which in any way attempts to encumber or transfer, or, in fact, encumbers or transfers any of Licensee’s rights and obligations hereunder. Any assignment or other change approved by Owner shall make this Agreement fully binding upon and enforceable against any successors or assigns.

21.	TERMINATION. Without prejudice to any other rights herein, Owner shall have the right to terminate this Agreement upon written notice to Licensee at any time, provided Owner first notice Licensee and Licensee fail to cure after thirty (30) days of such notice:

(i)	If Licensee does not diligently and commercially embed the Application in its mobile handsets after one (1) year of the Effective Date.
(ii)	If Owner or Licensee is ordered to withdraw, discontinue, remove or recall the Application from Licensee’s mobile handsets by a government or governmental agency, regulatory body, court or the like.
(iii)	If Licensee does not begin the bona fide distribution and sale of mobile handsets with the Application embedded on or before January 1, 2012.
(iv)	If Licensee uses the Application in an unauthorized manner, asserts rights in the Application without Owner’s prior written consent, or if Licensee fails to obtain Owner’s approval or exceeds Owner’s approval, or ignores Owner’s disapproval for any action not explicitly permitted hereunder.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

(v)	If Licensee shall fail to perform any other material term or condition of this Agreement or otherwise materially breaches any provision herein and does not cure such failure within thirty (30) days after written notice from Owner.

Termination of the license under the provisions of this Section shall be without prejudice to any rights that Owner may otherwise have against Licensee. Notwithstanding any termination or expiration of this Agreement, Owner shall have and hereby reserves all rights and remedies which it has or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Application.

22.	DISTRIBUTION REQUIREMENTS. Licensee shall begin the bona fide distribution and sale of its mobile handsets with the Application embedded on or before January 1, 2012.

23.	ADVERTISING. Licensee shall not advertise the Application in any publication or communications medium that could damage the goodwill of Owner or the Application in any way. In particular, and without limitation, the Application shall not be advertised in any illegal, vulgar, obscene, immoral, unsavory or offensive manner or in any potentially controversial publication or other controversial media or setting whatsoever.

24.	PRESS RELEASES. Upon the full execution of this Agreement, the parties may mutually agree in writing to place one or more press/media announcements in such newspapers, periodicals, websites and other hardcopy and/or online media sources as they may choose, describing the subject matter of this Agreement and license granted to Licensee herein, except limited by section 19. All press releases and/or public announcements with respect to the subject matter of this Agreement must be subject to the prior written approval of the parties as to content, timing and distribution of any such release. Since Owner is a publicly traded company, Licensee shall not have any rights against Owner for damages or other remedy by reason of Owner’s failure or refusal to grant approval of any press release due to any relevant laws and/or regulations relating to public companies regarding public disclosures, timing, and/or press/media announcements. Notwithstanding the foregoing, Licensee shall have the right to announce such transaction to the public without the Owner’s prior written approval as long as the timing and manner of such announcement does not cause Owner to violate the laws and/or regulations that it must comply with.

25.	NOTICES. All notices and statements to be given hereunder, shall be given or made at the respective address of the parties as set forth below unless notification of a change of address is given in writing. Any notice shall be sent by registered or certified mail or by overnight courier providing a receipt upon delivery, and shall be deemed to have been given at the time it is mailed.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

If to Owner:	Vringo, Inc.
44 West 28th Street
Suite 1414
New York, NY 10001
Attention: Mr. Andrew Perlman

If to Licensee:	ZTE Corporation
Handset Product System, Commercial Team
Building J,889 Bibo Rd.
Zhangjiang Hi-Tech Park
Pudong, Shanghai, P.R. China
Attention: Mr. Fu Zhifang

26.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto and terminates and supersedes any prior agreement or understanding, either oral or written, relating to the subject matter hereof between Owner and Licensee. None of the provisions of this Agreement can be waived or modified except in a writing signed by both parties. There are no representations, discussions, proposals, promises, agreements, warranties, covenants or undertakings, whether oral or written, other than those contained herein.

27.	NO JOINT VENTURE. The parties to this Agreement each shall be deemed to be independent contractors and in no event shall the acts or omissions of one party be attributable to the other party. Neither party, nor its employees, shall be or shall be deemed to be an employee of the other party for any purpose whatsoever. Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers, or any agency relationship, and neither party shall have any right or power to obligate or bind the other in any manner whatsoever except as authorized in this Agreement or otherwise specifically authorized in writing.

28.	SURVIVAL. Upon any expiration or termination of this Agreement, neither party shall have any obligations to the other except as set forth in Sections 3, 4, 9, 10, 11, 12, 15, 16, 17, 18, 19 and 29 hereof which shall survive the termination of this Agreement, as well as the provisions of this Agreement which by their terms or by implication are to have continuing effect after the termination or expiration of this Agreement.

29.	APPLICABLE LAW AND JURISDICTION. The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of England and Wales. Each party irrevocably agrees to submit to the exclusive jurisdiction of the Courts of England and Wales over any claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement. The arbitration board will be constituted of three (3) arbitrators, each party shall select one arbitrator and the third arbitrator will be selected by the two arbitrators, who will be selected by the Courts of England and Wales if the two arbitrators can’t reach an agreement. The arbitration language will be English and the arbitration fees shall be borne by the losing party except as otherwise awarded by the arbitration board. Licensee consents to a jurisdiction in said arbitration center (i.e., England and Wales) and shall not seek to transfer or to change the venue of any action brought in compliance with this Section.

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CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

30.	MISCELLANEOUS. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable, in whole or in part, the remaining terms and provisions shall be unimpaired and the unenforceable term or provision shall be replaced by such enforceable term or provision as comes closest to the intention underlying the unenforceable term or provision. This Agreement is the product of arms-length negotiations between parties knowledgeable of its subject matter who have had the opportunity to consult counsel concerning the terms and conditions of this Agreement prior to the execution hereof. Any rule of law that would require interpretation of any provision against the party responsible for its inclusion herein shall have no effect on the interpretation of this Agreement. Each party agrees that, in its respective dealings with the other party under or in connection with this Agreement, it shall act in good faith and fair dealing. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of an executed counterpart shall be valid and have the same force and effect as an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

Vringo, Inc.		ZTE Corporation

By:	/s/ Andrew Perlman	By:	/s/ Fu Zhifang
Name: Andrew Perlman		Name: Fu Zhifang
Title: President		Title: Purchasing Manager
Date: November 2, 2011		Date: November 2, 2011

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